ADVANTAGE CAPITAL DEVELOPMENT CORP. ANNOUNCES INTENTION TO ISSUE PROPERTY
DIVIDEND

COMPANY PLANS TO DISTRIBUTE ONE-THIRD OF ITS POSITION OF GLOBAL IT HOLDINGS, INC. TO SHAREHOLDERS UPON EFFECTIVENESS OF GLOBAL IT REGISTRATION STATEMENT

MIAMI, Oct. 6 /PRNewswire-FirstCall/ -- Advantage Capital Development Corp. (OTC Pink Sheets: AVCP - News), announced today its intention to issue a property dividend of 501,000 shares of its common stock of Global IT Holdings, Inc. to its shareholders representing one-third of its overall equity position in Global. Advantage's shareholders will receive approximately fifty shares of registered free trading Global common stock for approximately every thousand shares of Advantage stock, which they own as of the record date. The record date for the stock dividend has been tentatively set as Nov. 15, 2004 by Advantage's board of directors. The payment date for the dividend will be as soon as practical after the SEC declares that Global IT's soon-to-be filed SB-2 Registration Statement is effective. The ex-dividend date will be established by the NASD pursuant to their authority as the over-the-counter market for Advantage's stock.

"Global IT represents our first portfolio acquisition and as a growing company with a good business model and solid revenue, we believe both the shares distributed to our shareholders, as well as the approximately nine percent of Global IT being retained by Advantage, will represent significant medium- and long-term value for our shareholders," said Jeff Sternberg, CEO of Advantage.

Earlier this year, Advantage received 15 percent of the common shares of Global IT as part of a $500,000 investment in Global IT in the form of a Senior Debenture. Advantage will retain both the remaining equity ownership in Global IT, as well as its Senior Debenture. Advantage earlier announced its investment strategy to invest in small public companies as well as private companies that can be incubated and later spun off into their own public companies. Advantage shall also invest in an opportunistic fashion in either private or public companies with security and/or clearly defined exit strategies.

The Company recently changed its name to Advantage Capital Development Corp. to better reflect its new business operations as a regulated business development company (BDC). To effect its business plan, the Company recently closed on a transaction for $1 million in debt financing as part of the first phase of its capital raise. The funds were provided by an institutional investor. The Company said it is in the process of raising equity capital to finance additional investment opportunities that it is currently evaluating, which meet the criteria set forth by its Board of Directors.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.